Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Third Quarter 2021 Results

•Net income of $7.2 million for the quarter; diluted third quarter 2021 EPS of $0.65 per share versus $0.45 per share in the third quarter of 2020; net income of $26.2 million for the nine months ended September 30, 2021
•Second consecutive quarter of significant commercial loan growth; excluding Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans, third quarter commercial loan growth was $98.2 million, or 33% annualized, as our lending team continues to draw from both their long-standing and newly developed relationships
•Tangible book value per share(1) increased to $21.98 at September 30, 2021 from $21.61 at June 30, 2021 and $19.93 at December 31, 2020
•Noninterest income rose to $7.7 million in the third quarter of 2021 compared to $6.7 million in the second quarter of 2021; the third quarter included $0.5 million in gains from the sale of asset-backed securities and $0.2 million in tax credits from the Bank's investment in solar renewable energy partnerships
•A provision for loan losses of $0.4 million was recorded in the third quarter of 2021 compared to $0.6 million in the second quarter of 2021; the provision was net of COVID-19 reserve releases of $1.0 million and $0.8 million for the three months ended September 30, 2021 and June 30, 2021, respectively
•The SBA PPP portfolio averaged $303.2 million in the three months ended September 30, 2021 as compared to $471.2 million in the three months ended June 30, 2021 as the forgiveness process continues
•Noninterest expenses increased to $19.0 million in the third quarter of 2021 from $17.0 million in the second quarter of 2021; salaries and employee benefits increased from additions to staff to facilitate growth, performance-based incentive increases and certain credits recorded in the second quarter; recognized a loss of $0.5 million from the termination of a cash flow hedge towards the end of the third quarter, which should improve net interest margin in future quarters
•Reduced overnight borrowings by $50.0 million upon termination of cash flow hedge
•Net interest margin declined to 3.03% in the third quarter of 2021 from 3.24% in the second quarter of 2021; excess liquidity increased significantly from a seasonal inflow of municipal deposits and continued SBA PPP forgiveness
•The Company repurchased 46,838 shares of its common stock at an average price of $22.82 per share during the three months ended September 30, 2021
•The Board of Directors declared a cash dividend of $0.19 per common share, payable November 8, 2021, to shareholders of record as of November 1, 2021

(1) Non-GAAP measure. See Appendix B for additional information.
SHIPPENSBURG, PA (October 19, 2021) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months ended September 30, 2021. Net income totaled $7.2 million for the three months ended September 30, 2021, compared with $8.8 million for the three months ended June 30, 2021 and $5.0 million in the three months ended September 30, 2020. Diluted earnings per share totaled $0.65 for the three months ended September 30, 2021, compared with $0.79 in the three months ended June 30, 2021 and $0.45 in the three months ended September 30, 2020.
Thomas R. Quinn, Jr., President & CEO, commented, “Orrstown's earnings momentum continued into the third quarter of 2021 with year-to-date earnings 60% higher than the same prior year period. Our talented lending teams effectively executed Orrstown's high-touch service model that resonates with businesses and individuals in our markets. Continued loan growth is critical to mitigating the combined impact of excess cash, the prolonged low interest rate environment and declining PPP fee income.”

Mr. Quinn continued, “Orrstown is committed to being the premier financial institution in the markets we serve. As such, the Company will continue to make strategic investments in employees who excel in a consultative sales environment. We also acknowledge changing client preferences for delivery and service and will continue to make investments in technology that enhance the client experience and allow our team to focus more on client needs than operational complexities. In the short term, PPP fee recognition will continue to benefit earnings while longer-term strategic initiatives come to full realization.”
DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment, which includes SBA PPP loans, declined by $5.6 million from June 30, 2021 to September 30, 2021, or 1% annualized, as the impact of SBA PPP forgiveness and consumer loan runoff was mostly offset by net commercial loan production. Excluding SBA PPP loans, total loans increased by $90.1 million from June 30, 2021 to September 30, 2021, or 23% annualized. SBA PPP loans, net of deferred fees and costs, declined by $95.7 million to $259.9 million at September 30, 2021 from $355.6 million at June 30, 2021. Commercial loans, excluding SBA PPP loans, increased by $98.2 million, or 33% annualized, from June 30, 2021 to September 30, 2021. Commercial loan production remains robust and is expected to continue at a solid pace into the fourth quarter.
The remaining gross balance of SBA PPP loans is $268.5 million at September 30, 2021, of which $195.3 million is from 2021 originations. Net deferred SBA PPP fees of $8.6 million remain at September 30, 2021. The 2021 loans began to achieve forgiveness in the second quarter of 2021 and it is expected that most of them will be forgiven and the net deferred fees will be earned by the end of 2022.
Home equity lines of credit increased by $4.4 million, or 12% annualized in the third quarter of 2021. Residential mortgage loans declined by $8.6 million, or 16% annualized, in the three months ended September 30, 2021. Due to the low interest rate and competitive environment, the Company has not been aggressively pursuing portfolio mortgage loans. Overall loan growth, excluding SBA PPP loans, was 7% for the nine months ended September 30, 2021.
Deposits
Deposits increased by $8.0 million, or 1% annualized, remaining at $2.5 billion at September 30, 2021 compared to June 30, 2021 as an influx of municipal deposits received during the third quarter more than offset the impact of SBA PPP deposit usage and runoff in certificates of deposit. In the third quarter of 2021, noninterest-bearing demand deposits increased by $16.3 million, or 12% annualized; interest bearing checking deposits increased by $16.2 million, or 7% annualized; and money market and savings deposits increased $11.4 million, or 7% annualized. These increases were mostly offset by a decline in certificates of deposit of $35.9 million, or 38% annualized, from June 30, 2021 to September 30, 2021. Deposits rose by $145.2 million, or 6%, from December 31, 2020 to September 30, 2021 due primarily to SBA PPP loan funding and municipal deposit seasonality. The Bank's loan-to-deposit ratio was 78% at September 30, 2021. On a longer-term basis, the Bank continues to target a loan-to-deposit ratio of 90%.
Other
Investment securities decreased by $8.0 million to $452.1 million at September 30, 2021 compared to $460.1 million at June 30, 2021. During the third quarter of 2021, the Bank rebalanced its investment portfolio by selling $72.8 million of asset-backed securities and purchasing mortgage-backed securities, municipal securities and United States Treasury notes totaling $60.0 million. See Appendix C for a summary of the Bank's current investments that highlights the concentrations, quality and credit enhancement levels of the portfolio.
FHLB advances and other borrowings decreased by $56.0 million to $2.0 million at September 30, 2021 compared to $58.0 million at June 30, 2021 due primarily to the payoff of $50.0 million in overnight borrowings in conjunction with the termination of a cash flow hedge.

Income Statement
Net Interest Income and Margin
Net interest income decreased by $1.3 million to $20.6 million for the three months ended September 30, 2021 compared to the three months ended June 30, 2021. The net interest margin declined to 3.03% in the third quarter of 2021 from 3.24% in the second quarter of 2021. The margin reduction was primarily a result of a decrease in SBA PPP interest income (eight basis points), an increase in excess cash (six basis points) and lower purchase accounting accretion (three basis points).
For the three months ended September 30, 2021 and June 30, 2021, there were $98.2 million and $197.5 million of SBA PPP loans forgiven, respectively. Interest income recognized on SBA PPP loans totaled $3.4 million in the three months ended September 30, 2021 as compared to $5.2 million in the three months ended June 30, 2021. This decline is due to the reduction in forgiveness of 2020 SBA PPP loan originations and reduced outstanding balances.
The cost of deposits was 0.15% in the third quarter of 2021, which is down from 0.17% in the second quarter of 2021 and 0.44% in the third quarter of 2020. Rate reductions in the first and third quarters of 2021 combined with the maturity of higher yielding certificates of deposit drove this decrease. Late in the third quarter of 2021, the Company terminated a cash flow hedge. Upon discontinuance, the hedged overnight borrowings of $50.0 million were repaid. These transactions are expected to improve the net interest margin by approximately seven basis points on an annualized basis.
Excess liquidity that has resulted from SBA PPP loan forgiveness and a seasonal inflow of municipal deposits negatively impacted the net interest margin in the three months ended September 30, 2021. Average cash and cash equivalents increased from $290.0 million in the three months ended June 30, 2021 to $347.2 million in the three months ended September 30, 2021. However, the period end cash and cash equivalents balance was reduced to $311.4 million at September 30, 2021 from $336.8 million at June 30, 2021. We have begun implementing strategies to reduce cash balances, which may result in a decline in total assets, but should lead to growth in net interest income, earnings and return on average assets. The net interest margin is expected to improve in the fourth quarter as excess liquidity continues to be reduced.
Provision for Loan Losses
Asset quality metrics remain strong and trended positively in the third quarter. The allowance for loan losses totaled $20.0 million at September 30, 2021, compared with $19.4 million at June 30, 2021. Total classified loans decreased by $1.8 million, or 6%, to $26.9 million from June 30, 2021 to September 30, 2021. As of September 30, 2021, the Bank had active COVID-19 related deferred loans totaling $0.3 million, or 0.02% of its total loan portfolio, excluding SBA PPP loans. This compared to $3.9 million, or 0.25% of total loans, excluding SBA PPP loans, at June 30, 2021 and $78.4 million, or 5.0% of total loans, excluding SBA PPP loans, at September 30, 2020.
Net recoveries were $0.2 million for the three months ended September 30, 2021 compared to net charge-offs of $0.2 million for the three months ended June 30, 2021. Nonperforming loans decreased by $0.8 million to $9.1 million at September 30, 2021 from $9.9 million at June 30, 2021, which was 0.47% of gross loans at September 30, 2021 and 0.51% of gross loans at June 30, 2021. The ratio of the allowance for loan losses to nonaccrual loans was 219% at September 30, 2021 compared to 195% at June 30, 2021. The allowance for loan losses to non-SBA guaranteed loans(1) remained steady at 1.2% as of September 30, 2021 and June 30, 2021. Management believes the allowance for loan losses to be adequate based on current asset quality metrics.
Commercial loan growth drove provision expense of $0.4 million, net of recoveries, in the three months ended September 30, 2021. This compares to provision expense of $0.6 million and $2.2 million recorded in the three months ended June 30, 2021 and September 30, 2020, respectively. As a result of the relative strength of the economy and performance of the Bank's borrowers, including those that have been on deferral, the remaining qualitative reserve designated for the impact of COVID-19 of $1.0 million was reversed in the three months ended September 30, 2021.

(1) Non-GAAP measure. See Appendix B for additional information.

Noninterest Income
Noninterest income totaled $7.7 million in the three months ended September 30, 2021 compared with $6.7 million in the three months ended June 30, 2021 and $6.9 million in the three months ended September 30, 2020. Fee income growth remains a significant focus for the Bank.
Investment securities gains totaled $0.5 million in the third quarter of 2021, attributable primarily to the sale of $72.8 million of asset-backed securities.
Total wealth management income for the three months ended September 30, 2021 and June 30, 2021 remained strong at $2.9 million for both periods, as compared to $2.5 million in the third quarter of 2020. Assets under management have increased by $239.0 million to $1.8 billion from $1.6 billion at September 30, 2020.
Mortgage banking income increased by $0.2 million from the second quarter of 2021 to $1.3 million in the third quarter of 2021 due to an increase of $0.5 million in the fair value of the residential mortgage loans held for sale and interest rate lock commitments. This was partially offset by a decrease in gain on sale of mortgages of $0.3 million to $1.2 million compared to $1.5 million for the three months ended June 30, 2021. Mortgage loans sold totaled $48.0 million in the third quarter of 2021 compared with $51.8 million in the second quarter of 2021 and $72.8 million in the third quarter of 2020. As of September 30, 2021, the Bank services $488.6 million of residential mortgage loans, which is up by $8.3 million from June 30, 2021. Mortgage banking operations continued to be benefit from the low rate environment driving heightened refinance and purchase activity; however, the market for top-flight talent remains exceedingly competitive. Mortgage banking income was $4.7 million for the nine months ended September 30, 2021 compared to $3.9 million for the nine months ended September 30, 2020.
Other income increased by $0.2 million to $0.8 million in the third quarter of 2021 from the second quarter of 2021 due primarily to the recognition of tax credits from the Bank's investment in solar renewable energy partnerships.
Noninterest Expenses
Noninterest expenses increased by $2.0 million to $19.0 million in the three months ended September 30, 2021 from the three months ended June 30, 2021. Salaries and benefits increased as the Company continues to be the employer of choice in our markets among bankers attracted to a client-first approach to the business, which should allow Orrstown to maintain a strong growth trajectory. The increase of $1.2 million in salaries and employee benefits, for the three months ended September 30, 2021, was attributed to higher employee benefit costs of $0.3 million, performance-based incentive increases of $0.2 million and credits recorded in the prior quarter of $0.2 million, with most of the remaining increase due to additions in personnel. In addition, the Company recognized a $0.5 million loss in the third quarter from the termination of a cash flow hedge derivative. For the three months ended September 30, 2021, no expense was recorded for the reserve for unfunded commitments compared to a reduction of $0.4 million in the three months ended June 30, 2021.
Income Taxes
The Company's effective tax rate for the third quarter of 2021 was 18.9% compared with 19.3% for the second quarter of 2021. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits.
Capital
Shareholders’ equity totaled $268.6 million at September 30, 2021, an increase of $2.7 million from $265.9 million at June 30, 2021. The increase was primarily attributable to net income, partially offset by dividends paid and a decrease in unrealized gains on available-for-sale securities. Tangible book value per share(1) has grown from $19.93 per share at December 31, 2020 to $21.98 per share at September 30, 2021, an increase of 10%.
The Company's tangible common equity ratio increased to 8.6% at September 30, 2021 from 8.4% at June 30, 2021. The Company's Tier 1 leverage ratio was 8.3% at September 30, 2021 and 8.0% at June 30, 2021. The Company's total risk-based capital ratio was 15.6% at both September 30, 2021 and June 30, 2021.

(1) Non-GAAP measure. See Appendix B for additional information.

The Board of Directors approved a quarterly dividend of $0.19 per share, payable November 8, 2021, to shareholders of record as of November 1, 2021. The dividend payout ratio totaled 29% for the three months ended September 30, 2021 compared to 23% for the three months ended June 30, 2021. The Company continues to believe that capital is adequate at this time to support the risks inherent in the balance sheet, as well as growth requirements.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020

Profitability for the period:
Net interest income	$20,620	$20,818	$64,376	$59,878
Provision for loan losses	365	2,200	(10)	5,025
Noninterest income	7,651	6,861	21,859	21,128
Noninterest expenses	19,035	19,265	53,851	56,000
Income before income taxes	8,871	6,214	32,394	19,981
Income tax expense	1,679	1,237	6,219	3,577
Net income available to common shareholders	$7,192	$4,977	$26,175	$16,404

Financial ratios:
Return on average assets (1)	0.98%	0.72%	1.21%	0.84%
Return on average equity (1)	10.69%	8.67%	13.49%	9.80%
Net interest margin (1)	3.03%	3.24%	3.21%	3.34%
Efficiency ratio	67.3%	69.6%	62.4%	69.1%
Income per common share:
Basic	$0.66	$0.45	$2.38	$1.50
Diluted	$0.65	$0.45	$2.36	$1.49

Average equity to average assets	9.20%	8.29%	8.96%	8.55%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	September 30,	December 31,
	2021	2020
At period-end:
Total assets	$2,870,182	$2,750,572
Total deposits	2,502,108	2,356,880
Loans, net of allowance for loan losses	1,919,799	1,959,539
Loans held-for-sale, at fair value	6,412	11,734
Securities available for sale	445,018	466,465
Borrowings	29,598	77,511
Subordinated notes	31,948	31,903
Shareholders' equity	268,569	246,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	1.03%	1.02%
Total nonaccrual loans to total loans	0.47%	0.52%
Nonperforming assets to total assets	0.32%	0.37%
Allowance for loan losses to nonaccrual loans	219%	195%
Total risk-based capital:
Orrstown Financial Services, Inc.	15.6%	15.6%
Orrstown Bank	14.7%	14.7%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	12.8%	12.5%
Orrstown Bank	13.5%	13.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	12.8%	12.5%
Orrstown Bank	13.5%	13.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.3%	8.1%
Orrstown Bank	8.7%	8.7%

Book value per common share	$23.97	$21.98

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	September 30, 2021	December 31, 2020
Assets
Cash and due from banks	$36,920	$26,203
Interest-bearing deposits with banks	274,495	99,055
Cash and cash equivalents	311,415	125,258
Restricted investments in bank stocks	7,051	10,563
Securities available for sale (amortized cost of $437,852 and $460,999 at September 30, 2021 and December 31, 2020, respectively)	445,018	466,465
Loans held for sale, at fair value	6,412	11,734
Loans	1,939,764	1,979,690
Less: Allowance for loan losses	(19,965)	(20,151)
Net loans	1,919,799	1,959,539
Premises and equipment, net	34,279	35,149
Cash surrender value of life insurance	69,792	68,554
Goodwill	18,724	18,724
Other intangible assets, net	4,486	5,458
Accrued interest receivable	8,015	8,927
Other assets	45,191	40,201
Total assets	$2,870,182	$2,750,572
Liabilities
Deposits:
Noninterest-bearing	$545,323	$456,778
Interest-bearing	1,956,785	1,900,102
Total deposits	2,502,108	2,356,880
Securities sold under agreements to repurchase	27,595	19,466
FHLB advances and other	2,003	58,045
Subordinated notes	31,948	31,903
Accrued interest and other liabilities	37,959	38,029
Total liabilities	2,601,613	2,504,323
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,248,917 shares issued and 11,205,052 outstanding at September 30, 2021; 11,257,046 shares issued and 11,201,317 outstanding at December 31, 2020	586	586
Additional paid—in capital	189,168	189,066
Retained earnings	74,122	54,099
Accumulated other comprehensive income	5,661	3,346
Treasury stock— 43,865 and 55,729 shares, at cost at September 30, 2021 and December 31, 2020, respectively	(968)	(848)
Total shareholders’ equity	268,569	246,249
Total liabilities and shareholders’ equity	$2,870,182	$2,750,572

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Interest income
Loans	$19,890	$21,645	$62,724	$63,605
Investment securities - taxable	1,514	2,145	5,007	8,378
Investment securities - tax-exempt	652	417	1,790	1,121
Short-term investments	135	9	255	101
Total interest income	22,191	24,216	69,776	73,205
Interest expense
Deposits	937	2,483	3,410	10,147
Securities sold under agreements to repurchase	8	20	25	72
FHLB advances and other	123	394	458	1,604
Subordinated notes	503	501	1,507	1,504
Total interest expense	1,571	3,398	5,400	13,327
Net interest income	20,620	20,818	64,376	59,878
Provision for loan losses	365	2,200	(10)	5,025
Net interest income after provision for loan losses	20,255	18,618	64,386	54,853
Noninterest income
Service charges	993	852	2,758	2,558
Interchange income	1,030	900	3,049	2,507
Swap fee income	67	95	135	527
Wealth management income	2,917	2,464	8,570	7,118
Mortgage banking activities	1,333	1,985	4,684	3,926
Gains on sale of portfolio loans	—	—	—	2,803
Investment securities gains (losses)	479	(13)	635	(44)
Other income	832	578	2,028	1,733
Total noninterest income	7,651	6,861	21,859	21,128
Noninterest expenses
Salaries and employee benefits	11,498	10,695	31,907	32,352
Occupancy, furniture and equipment	2,374	2,434	7,292	7,049
Data processing, telephone, and communication	990	958	3,041	2,620
Advertising and bank promotions	735	197	1,434	1,153
FDIC insurance	218	230	570	491
Professional services	562	603	1,862	2,340
Taxes other than income	16	453	929	904
Intangible asset amortization	314	357	972	1,224
Merger related and branch consolidation expenses	—	1,310	—	1,310
Insurance claim recovery	—	—	—	(486)
Other operating expenses	2,328	2,028	5,844	7,043
Total noninterest expenses	19,035	19,265	53,851	56,000
Income before income tax expense	8,871	6,214	32,394	19,981
Income tax expense	1,679	1,237	6,219	3,577
Net income	$7,192	$4,977	$26,175	$16,404

Share information:
Basic earnings per share	$0.66	$0.45	$2.38	$1.50
Diluted earnings per share	$0.65	$0.45	$2.36	$1.49
Weighted average shares - basic	10,979	10,941	10,976	10,939
Weighted average shares - diluted	11,122	11,025	11,103	11,027

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	9/30/2021			6/30/2021			3/31/2021			12/31/2020			9/30/2020
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$347,242	$135	0.15%	$290,039	$81	0.11%	$145,595	$39	0.11%	$48,019	$14	0.12%	$31,087	$9	0.12%
Investment securities (1)	464,417	2,339	2.00	438,110	2,421	2.22	468,273	2,512	2.18	486,613	2,643	2.16	496,107	2,673	2.14
Loans (1)(2)(3)	1,919,926	19,945	4.12	2,014,600	21,375	4.26	2,033,219	21,574	4.30	2,015,749	23,960	4.73	2,054,193	21,741	4.21
Total interest-earning assets	2,731,585	22,419	3.26	2,742,749	23,877	3.49	2,647,087	24,125	3.70	2,550,381	26,617	4.15	2,581,387	24,423	3.76
Other assets	195,089			188,810			182,737			182,764			190,119
Total	$2,926,674			$2,931,559			$2,829,824			$2,733,145			$2,771,506
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,411,243	286	0.08	$1,394,384	292	0.08	$1,334,219	438	0.13	$1,283,024	655	0.20	$1,213,208	939	0.31
Savings deposits	209,112	53	0.10	200,439	50	0.10	183,576	45	0.10	172,068	52	0.12	168,377	67	0.16
Time deposits	349,215	598	0.68	382,467	739	0.78	397,271	909	0.93	411,395	1,155	1.12	432,438	1,477	1.36
Total interest-bearing deposits	1,969,570	937	0.19	1,977,290	1,081	0.22	1,915,066	1,392	0.29	1,866,487	1,862	0.40	1,814,023	2,483	0.54
Securities sold under agreements to repurchase	23,578	8	0.13	22,417	8	0.14	21,452	9	0.17	20,055	13	0.26	21,145	20	0.38
FHLB advances and other	45,071	123	1.09	57,896	164	1.14	58,000	171	1.20	135,558	320	0.94	219,567	394	0.71
Subordinated notes	31,938	503	6.29	31,924	502	6.29	31,909	502	6.29	31,895	502	6.29	31,881	501	6.29
Total interest-bearing liabilities	2,070,157	1,571	0.30	2,089,527	1,755	0.34	2,026,427	2,074	0.42	2,053,995	2,697	0.52	2,086,616	3,398	0.65
Noninterest-bearing demand deposits	548,923			545,617			516,849			406,454			417,939
Other	38,409			37,561			36,244			36,216			37,330
Total Liabilities	2,657,489			2,672,705			2,579,520			2,496,665			2,541,885
Shareholders' Equity	269,185			258,854			250,304			236,480			229,621
Total	$2,926,674			$2,931,559			$2,829,824			$2,733,145			$2,771,506
Taxable-equivalent net interest income / net interest spread		20,848	2.96%		22,122	3.15%		22,051	3.28%		23,920	3.63%		21,025	3.12%
Taxable-equivalent net interest margin			3.03%			3.24%			3.38%			3.73%			3.24%
Taxable-equivalent adjustment		(228)			(221)			(196)			(192)			(207)
Net interest income		$20,620			$21,901			$21,855			$23,728			$20,818
Ratio of average interest-earning assets to average interest-bearing liabilities			132%			131%			131%			124%			124%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Nine Months Ended
	September 30, 2021			September 30, 2020
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$261,697	$255	0.13%	$27,315	$101	0.49%
Investment securities (1)	456,919	7,272	2.13	496,977	9,797	2.63
Loans (1)(2)(3)	1,988,834	62,895	4.23	1,899,186	63,940	4.50
Total interest-earning assets	2,707,450	70,422	3.48	2,423,478	73,838	4.07
Other assets	188,924			193,057
Total	$2,896,374			$2,616,535
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,380,241	1,014	0.10	$1,113,740	4,100	0.49
Savings deposits	197,792	149	0.10	160,133	194	0.16
Time deposits	376,142	2,247	0.80	466,032	5,853	1.68
Total interest-bearing deposits	1,954,175	3,410	0.23	1,739,905	10,147	0.78
Securities sold under agreements to repurchase	22,490	25	0.15	17,395	72	0.55
FHLB advances and other	53,608	458	1.14	194,197	1,604	1.10
Subordinated notes	31,924	1,507	6.29	31,867	1,504	6.29
Total interest-bearing liabilities	2,062,197	5,400	0.35	1,983,364	13,327	0.90
Noninterest-bearing demand deposits	537,247			373,614
Other	37,413			35,874
Total Liabilities	2,636,857			2,392,852
Shareholders' Equity	259,517			223,683
Total	$2,896,374			$2,616,535
Taxable-equivalent net interest income / net interest spread		65,022	3.13%		60,511	3.17%
Taxable-equivalent net interest margin			3.21%			3.34%
Taxable-equivalent adjustment		(646)			(633)
Net interest income		$64,376			$59,878
Ratio of average interest-earning assets to average interest-bearing liabilities			131%			122%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Profitability for the quarter:
Net interest income	$20,620	$21,901	$21,855	$23,729	$20,818
Provision for loan losses	365	625	(1,000)	300	2,200
Noninterest income	7,651	6,664	7,544	7,181	6,861
Noninterest expenses	19,035	17,033	17,783	18,080	19,265
Income before income taxes	8,871	10,907	12,616	12,530	6,214
Income tax expense	1,679	2,131	2,409	2,471	1,237
Net income	$7,192	$8,776	$10,207	$10,059	$4,977

Financial ratios:
Return on average assets (1)	0.98%	1.20%	1.44%	1.47%	0.72%
Return on average equity (1)	10.69%	13.56%	16.31%	17.01%	8.67%
Net interest margin (1)	3.03%	3.24%	3.38%	3.73%	3.24%
Efficiency ratio	67.3%	59.6%	60.5%	58.5%	69.6%

Per share information:
Income per common share:
Basic	$0.66	$0.80	$0.93	$0.92	$0.45
Diluted	0.65	0.79	0.92	0.91	0.45
Book value	23.97	23.61	22.62	21.98	20.78
Tangible book value (2)	21.98	21.61	20.59	19.93	18.70
Cash dividends paid	0.19	0.18	0.18	0.17	0.17

Average basic shares	10,979	10,975	10,975	10,953	10,941
Average diluted shares	11,122	11,112	11,074	11,057	11,025
(1) Annualized.
(2) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Noninterest income:
Service charges	$993	$880	$885	$999	$852
Interchange income	1,030	1,064	955	916	900
Loan swap referral fees	67	15	53	320	95
Wealth management income	2,917	2,930	2,723	2,615	2,464
Mortgage banking activities	1,333	1,162	2,189	1,348	1,985
Other income	832	602	594	955	578
Investment securities gains (losses)	479	11	145	28	(13)
Total noninterest income	$7,651	$6,664	$7,544	$7,181	$6,861

Noninterest expenses:
Salaries and employee benefits	$11,498	$10,212	$10,197	$10,998	$10,695
Occupancy, furniture and equipment	2,374	2,400	2,518	2,467	2,434
Data processing, telephone, and communication	990	1,032	1,019	954	958
Advertising and bank promotions	735	274	425	507	197
FDIC insurance	218	158	194	195	230
Professional services	562	579	721	780	603
Taxes other than income	16	462	451	240	453
Intangible asset amortization	314	324	334	345	357
Merger related and branch consolidation expenses	—	—	—	—	1,310
Other operating expenses	2,328	1,592	1,924	1,594	2,028
Total noninterest expenses	$19,035	$17,033	$17,783	$18,080	$19,265

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Balance Sheet at quarter end:
Cash and cash equivalents	$311,415	$336,762	$326,245	$125,258	$87,307
Restricted investments in bank stocks	7,051	9,691	10,307	10,563	12,646
Securities available for sale	445,018	450,402	407,690	466,465	478,288
Loans held for sale, at fair value	6,412	8,092	11,449	11,734	12,804
Loans:
Commercial real estate:
Owner occupied	196,585	191,595	177,934	174,908	166,623
Non-owner occupied	509,703	471,541	415,219	409,567	403,138
Multi-family	112,002	112,420	111,757	113,635	110,153
Non-owner occupied residential	100,088	99,631	101,381	114,505	111,958
Commercial and industrial (1)	540,205	599,123	750,831	647,368	690,330
Acquisition and development:
1-4 family residential construction	12,246	9,686	12,138	9,486	9,627
Commercial and land development	71,784	55,330	45,229	51,826	37,850
Municipal	13,631	14,452	19,238	20,523	28,867
Total commercial loans	1,556,244	1,553,778	1,633,727	1,541,818	1,558,546
Residential mortgage:
First lien	203,360	211,918	225,247	244,321	273,149
Home equity – term	7,079	8,321	9,183	10,169	11,108
Home equity – lines of credit	154,004	149,601	153,169	157,021	158,106
Installment and other loans	19,077	21,765	23,695	26,361	28,961
Total loans	1,939,764	1,945,383	2,045,021	1,979,690	2,029,870
Allowance for loan losses	(19,965)	(19,381)	(18,967)	(20,151)	(19,725)
Net loans held-for-investment	1,919,799	1,926,002	2,026,054	1,959,539	2,010,145
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	4,486	4,800	5,124	5,458	5,803
Total assets	2,870,182	2,912,717	2,963,534	2,750,572	2,781,667
Total deposits	2,502,108	2,494,100	2,547,089	2,356,880	2,279,483
Borrowings	29,598	80,709	80,736	77,511	200,818
Subordinated notes	31,948	31,932	31,918	31,903	31,889
Total shareholders' equity	268,569	265,938	254,448	246,249	232,847

(1) This balance includes $259.9 million, $355.6 million, $504.3 million, $403.3 million and $458.1 million of SBA PPP loans, net of deferred fees and costs, at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	15.6%	15.6%	16.2%	15.6%	15.0%
Orrstown Bank	14.7%	14.6%	15.3%	14.7%	14.3%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	12.8%	12.7%	13.2%	12.5%	12.0%
Orrstown Bank	13.5%	13.5%	14.1%	13.5%	13.1%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	12.8%	12.7%	13.2%	12.5%	12.0%
Orrstown Bank	13.5%	13.5%	14.1%	13.5%	13.1%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.3%	8.0%	8.1%	8.1%	7.8%
Orrstown Bank	8.7%	8.5%	8.6%	8.7%	8.5%

Average equity to average assets	9.20%	8.83%	8.85%	8.65%	8.29%
Allowance for loan losses to total loans	1.03%	1.00%	0.93%	1.02%	0.97%
Total nonaccrual loans to total loans	0.47%	0.51%	0.48%	0.52%	0.39%
Nonperforming assets to total assets	0.32%	0.34%	0.33%	0.37%	0.28%
Allowance for loan losses to nonaccrual loans	219%	195%	192%	195%	250%

Other information:
Net (recoveries) charge-offs	$(219)	$211	$184	$(126)	$(8)
Classified loans	26,910	28,731	32,408	33,147	36,408
Nonperforming and other risk assets:
Nonaccrual loans	9,116	9,941	9,895	10,310	7,899
Other real estate owned	—	—	—	—	—
Total nonperforming assets	9,116	9,941	9,895	10,310	7,899
Restructured loans still accruing	839	852	921	934	945
Loans past due 90 days or more and still accruing (2)	362	212	196	554	520
Total nonperforming and other risk assets	$10,317	$11,005	$11,012	$11,798	$9,364
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.4 million, $0.2 million, $0.2 million, $0.5 million and $0.5 million of purchased credit impaired loans at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended					Year To Date
	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020	9/30/2021	9/30/2020
(In thousands)
Pretax Items
Branch consolidation expenses	$—	$—	$—	$—	$1,310	$—	$1,310
Net securities gains (losses)	479	11	145	28	(13)	635	(44)
(Loss) gain on swap termination	(514)	—	—	226	—	(514)	—
Earnings on life insurance proceeds	—	—	—	58	—	—	—
Gains on sale of portfolio loans	—	—	—	—	294	—	2,803
Accretion - recoveries on purchased credit impaired loans	15	23	256	779	—	294	1,526
Solar partnership credit income	230	—	—	264	—	230	—
Insurance claim receivable recovery	—	—	—	—	—	—	486

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations

As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $23.2 million and $24.2 million at September 30, 2021 and December 31, 2020, respectively. Additionally, the Company incurred approximately $1.3 million in charges associated with branch consolidation efforts during the three months ended September 30, 2020.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions. Management also believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results of non-recurring charges associated with increasing operational efficiencies for the long-term, and provide investors with clarity on its allowance for loan losses to total loans ratio. The Company believes that excluding SBA PPP loans, due to its credit enhancement, from loans held for investment is useful to investors due to the size and effect on the total and ratio.

Tangible book value per common share and allowance to non-SBA guaranteed loans, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:
(dollars in thousands, except per share information)

Tangible Book Value per Common Share	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Shareholders' equity	$268,569	$265,938	$254,448	$246,249	$232,847
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	4,486	4,800	5,124	5,458	5,803
Related tax effect	(942)	(1,008)	(1,076)	(1,146)	(1,219)
Tangible common equity (non-GAAP)	$246,301	$243,422	$231,676	$223,213	$209,539

Common shares outstanding	11,205	11,263	11,251	11,201	11,204

Book value per share (most directly comparable GAAP based measure)	$23.97	$23.61	$22.62	$21.98	$20.78
Intangible assets per share	1.99	2.00	2.03	2.05	2.08
Tangible book value per share (non-GAAP)	$21.98	$21.61	$20.59	$19.93	$18.70

Allowance to Non-SBA Guaranteed Loans:

	September 30, 2021	June 30, 2021
Allowance for loan losses	$19,965	$19,381
Gross loans	1,939,764	1,945,383
less: SBA guaranteed loans	(261,138)	(356,905)
Non-SBA guaranteed loans	$1,678,626	$1,588,478

Allowance to non-SBA guaranteed loans	1.2%	1.2%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at September 30, 2021:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	1%	$3,103	$3,159	31%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	2	9,385	9,367	18	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	23	101,309	101,383	5	67	27	5	—	—	Federal Family Education Loan (1)
PACE Loan ABS	1	3,880	3,969	5	100	—	—	—	—	PACE Loans
Non-Agency RMBS	6	25,929	25,657	49	100	—	—	—	—	Reverse Mortgages (2)
Municipal - General Obligation	21	93,094	97,365		7	86	7	—	—
Municipal - Revenue	18	81,145	84,156		—	76	12	—	13
SBA ReRemic	2	9,049	9,029		—	100	—	—	—	SBA Guarantee (3)
Agency MBS	21	90,474	90,705		—	100	—	—	—	Residential Mortgages (3)
U.S. Treasury securities	5	20,087	19,831		—	100	—	—	—
Bank CDs	—	249	249		—	—	—	—	100	FDIC Insured CD
	100%	$437,704	$444,870		24%	66%	5%	—%	5%

(1) Minimum of 97% guaranteed by U.S. government
(2) Reverse mortgages fund over time and credit enhancement is estimated based on prior experience
(3) 100% guaranteed by U.S. government agencies

Note : Ratings in table are the lowest of the three rating agencies (Standard & Poor's, Moody's & Fitch). Standard & Poor's rates U.S. government obligations at AA+
Note: S&P rates US government obligations at AA+

About the Company

With $2.9 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on its strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. In addition to risks and uncertainties related to the COVID-19 pandemic (including those related to variants, such as the delta variant) and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2020 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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